Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT TO

RECEIVABLES PURCHASE AND FINANCING AGREEMENT

This Third Amendment to Receivables Purchase and Financing Agreement (this “Amendment”), dated as of September 29, 2025, is among PHILLIPS 66 RECEIVABLES LLC, a Delaware limited liability company, as SPE (together with its successors and assigns, the “SPE”); PHILLIPS 66 COMPANY, a Delaware corporation, as Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); the Purchaser/Lenders party to the RPFA (as hereinafter defined); SUMITOMO MITSUI BANKING CORPORATION (“SMBC”), as a Purchaser/Lender; PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent (in such capacity together with its successors and assigns in such capacity, the “Administrative Agent”); and PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent (the “Structuring Agent”).

W I T N E S S E T H:

WHEREAS, the SPE, the Servicer, the Purchaser/Lenders (other than SMBC), the Administrative Agent, and the Structuring Agent are party to that certain Receivables Purchase and Financing Agreement dated as of September 30, 2024 (as amended, restated, supplemented or otherwise modified through the date hereof, the “RPFA”).

WHEREAS, SMBC desires to become party to the RPFA on the terms set forth herein.

WHEREAS, concurrently herewith, the Administrative Agent, the SPE and the Structuring Agent are entering into that certain Amended and Restated Agent Fee Letter, dated as of the date hereof (the “Agent Fee Letter”).

WHEREAS, concurrently herewith, the Administrative Agent, the SPE and the Purchaser/Lenders are entering into that certain Amended and Restated Purchaser/Lender Fee Letter, dated as of the date hereof (the “Purchaser/Lender Fee Letter”, and together with the Agent Fee Letter, collectively, the “Fee Letters”).

WHEREAS, the SPE, the Servicer, the Purchaser/Lenders, and the Administrative Agent hereby agree to make certain amendments to the RPFA, as permitted by Section 12.01 of the RPFA, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged by the parties hereto agree as follows:

Section 1. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings given to them in the RPFA.

Section 2. JOINDER OF SMBC.

(a) Joinder. Effective as of the date hereof, SMBC hereby becomes a party to the RPFA and the Purchaser/Lender Fee Letter as a Purchaser/Lender thereunder with all the rights, interests, duties and obligations of a Purchaser/Lender set forth therein. In its capacity as a Purchaser/Lender, SMBC’s Commitment shall be the applicable amount set forth in Schedule I to Exhibit A attached hereto;

(b) Consents. The parties hereto hereby consent to the joinder of SMBC as a party to the RPFA and SMBC as a party to the Purchaser/Lender Fee Letter on the terms set forth in clause (a) above; and

(c) Credit Decision. SMBC (i) confirms to the Administrative Agent and the Purchaser/Lenders, that it has received a copy of the RPFA, the other Transaction Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Purchaser/Lenders and their respective Affiliates, based on such documents and information as SMBC shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the RPFA and any other Transaction Document. None of the Administrative Agent or the Purchaser/Lenders makes or has made any representation or warranty or assumes or has assumed any responsibility with respect to (x) any statements, warranties or representations made in or in connection with this Amendment or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the RPFA, the Receivables, the Supporting Assets, any other Transaction Document or any other instrument or document furnished pursuant thereto or (y) the financial condition of the SPE, the Servicer, the Performance Guarantor or the Originators or the performance or observance by any of them any of their respective obligations under the RPFA, any other Transaction Document or any instrument or document furnished pursuant thereto.

Section 3. AMENDMENTS. The RPFA is hereby amended to incorporate the changes shown on the marked pages of the RPFA attached hereto as Exhibit A.

Section 4. REPRESENTATIONS OF THE SPE AND THE SERVICER. Each of the SPE and the Servicer hereby represent and warrant to the parties hereto that as of the date hereof each of the representations and warranties contained in Article VI of the RPFA are true and correct in all material respects (except to the extent already qualified by materiality) as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date).

Section 5. CONDITIONS PRECEDENT. This Amendment shall become effective and be deemed effective as of the date first written above upon the satisfaction or waiver of the following conditions precedent:

(a) the Administrative Agent shall have received a fully executed counterpart of this Amendment and the Fee Letters from each of the other parties hereto and thereto;

(b) the Administrative Agent shall have received an executed Reaffirmation, Acknowledgment and Consent of Performance Guarantor dated as of the date hereof;

(c) the Administrative Agent shall have received confirmation that (i) the “Closing Fee” set forth in the Purchaser/Lender Fee Letter and (ii) all fees due and payable on the date hereof pursuant to the Agent Fee Letter, in each case, have been paid in accordance with the terms of the applicable Fee Letter;

(d) the Administrative Agent shall have received such other agreements, documents, certificates, officer’s certificates and opinions as set forth in Annex A hereto; and

(e) no Potential Default or Event of Default shall have occurred and be continuing.

Section 6. COUNTERPARTS. This Amendment may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

Section 7. SEVERABILITY. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8. GOVERNING LAW AND JURISDICTION. Section 12.10 of the RPFA is incorporated in this Amendment by reference as if such provision was set forth herein mutatis mutandis.

Section 9. HEADINGS. The headings of this Amendment are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Amendment.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have each caused this Amendment to be duly executed by their respective duly authorized officers as of the day and year first above written.

PHILLIPS 66 RECEIVABLES LLC, as the SPE

By:	/s/ Scott R. Delmoro
Name: Scott R. Delmoro
Title: President and Treasurer

PHILLIPS 66 COMPANY, as the Servicer

By:	/s/ Scott R. Delmoro
Name: Scott R. Delmoro
Title: Vice President and Treasurer

[Signature Page to Third Amendment to Receivables Purchase and Financing Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Purchaser/Lender

By:	/s/ Imad Naja
	Name:	Imad Naja
	Title:	Senior Vice President

PNC CAPITAL MARKETS LLC, as Structuring Agent

By:	/s/ Imad Naja
	Name:	Imad Naja
	Title:	Managing Director

[Signature Page to Third Amendment to Receivables Purchase and Financing Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Purchaser/Lender

By:	/s/ Kamila Ferraz Araujo
	Name:	Kamila Ferraz Araujo
	Title:	Director

[Signature Page to Third Amendment to Receivables Purchase and Financing Agreement]

REAFFIRMATION, ACKNOWLEDGEMENT, AND CONSENT OF PERFORMANCE GUARANTOR

The undersigned, PHILLIPS 66, heretofore executed and delivered to the Administrative Agent a Performance Guaranty dated September 30, 2024. The undersigned hereby acknowledges and consents to the Third Amendment to Receivables Purchase and Financing Agreement dated as of the date hereof, and confirms that its Performance Guaranty, and all obligations of the undersigned thereunder, remain in full force and effect. The undersigned further agrees that the consent of the undersigned to any other amendment or modification to the RPFA or any of the Transaction Documents referred to therein (each as existing on the date hereof) shall not be required solely as a result of this consent having been obtained. The undersigned acknowledges that the Administrative Agent and the Purchaser/Lenders are relying on the assurances provided herein in entering into the Third Amendment to Receivables Purchase and Financing Agreement set forth above.

Dated as of September 29, 2025.

PHILLIPS 66

By:	/s/ Scott R. Delmoro
Name: Scott R. Delmoro
Title: Vice President and Treasurer

EXHIBIT A

Marked changes to the RPFA

(Attached)

EXECUTION VERSION

EXHIBIT A to ~~Second~~Third Amendment, dated ~~April 1~~September 29, 2025

RECEIVABLES PURCHASE AND FINANCING AGREEMENT

Dated as of September 30, 2024 by and among

PHILLIPS 66 RECEIVABLES LLC,

as SPE,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchaser/Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

PHILLIPS 66 COMPANY,

as Servicer, and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Affiliate Receivable or Excluded Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related obligor or any other Person directly or indirectly liable for the payment of such Affiliate Receivable or Excluded Receivable and available to be applied thereon) and (b) all other cash proceeds of such Affiliate Receivable or Excluded Receivable.

“Excluded Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator other than any such right arising from such Originator’s continental United States refining, midstream, and commercial operations, as identified by the Originator’s company codes and customer identification numbers as set forth on Schedule IV.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Purchaser/Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser/Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser/Lender with respect to an applicable interest in an Investment, Loan or Commitment pursuant to a law in effect on the date on which (i) such Purchaser/Lender acquires such interest in such Investment, Loan or Commitment (other than pursuant to an assignment request by the SPE under Section 4.04) or (ii) such Purchaser/Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.03(g), amounts with respect to such Taxes were payable either to such Purchaser/Lender’s assignor immediately before such Purchaser/Lender became a party hereto or to such Purchaser/Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.03(g), and (d) any withholding Taxes imposed under FATCA.

“Facility Limit” means $~~1,000,000,000~~1,250,000,000 as may be reduced from time to time pursuant to Section 2.03(e). References to the unused portion of the Facility Limit mean, at any time, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means the Foreign Account Tax Compliance Act under Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement that implements or modifies the provisions of the foregoing (together with any laws implementing such agreement).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payments” has the meaning set forth in Section 7.01(r).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means at any time, a country, purported country or territory which is itself the subject or target of any Sanctions (including, as of the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union or any European Union member state in which the Parent or any of its Subsidiaries conducts business, His Majesty’s Treasury of the United Kingdom, or by the Government of Canada, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state in which the Parent or any of its Subsidiaries conducts business, the Government of Canada or His Majesty’s Treasury of the United Kingdom.

“Scheduled Termination Date” means September ~~29~~28, ~~2025~~2026 , as such date may be extended pursuant to Section 2.12.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Second Amendment Date” means April 1, 2025

“Secured Parties” means each Purchaser/Lender Party, each SPE Indemnified Party and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securities Act” means the Securities Act of 1933.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 11.03.

“Servicer Indemnified Party” has the meaning set forth in Section 11.03.

“Servicing Fee” means the fee referred to in Section 8.06(a).

“Servicing Fee Rate” means 1.00% per annum.

“Settlement Date” means (i) so long as no Event of Default has occurred and is continuing and the Termination Date has not occurred, each Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (it being understood that the Administrative Agent may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“SMBC” means Sumitomo Mitsui Banking Corporation.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means ten basis points (0.10%).

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Sold Receivables” means, collectively, (i) all Pool Receivables specified from time to time as “Sold Receivables” on the Investment/Loan Requests delivered with respect to all Investments made hereunder and (ii) all additional Pool Receivables designated as “Sold Receivables” and transferred by the SPE pursuant to Section 2.01(b) in connection with a Release as contemplated by the first paragraph in Section 3.01(a).

“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such

2.03(d), 2.08, 2.09 or 2.10 or any rights, interests, liabilities or obligations of any party hereunder or under any other Transaction Document.

(d) Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent or any Purchaser/Lender of any obligation or liability of the SPE, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the SPE, the Originators, the Servicer and such other Persons, as applicable.

(e) Selection, Designation and Reporting of Sold Receivables. The SPE (or the Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that (i) the SPE shall select Sold Receivables from the Pool Receivables and the SPE shall transfer pursuant to Section 2.01(b) 100% of its interest in such Sold Receivables, and (ii) the SPE shall not select Sold Receivables in a manner that results in the aggregate Outstanding Balance of Sold Receivables exceeding the Aggregate Investment Capital at the time of selection. The SPE shall maintain (or cause the Servicer to maintain) books and records sufficient to readily identify the Sold Receivables. The SPE and Servicer shall cause (i) all Sold Receivables to be identified on each Investment/Loan Request in accordance with Section 2.03(a) and (ii) the aggregate Outstanding Balance of each Obligor’s Sold Receivables to be identified on each Monthly Report delivered hereunder.

SECTION 2.02 Loan Facility Upon a request by the SPE pursuant to Section 2.03, and on the terms and subject to the conditions hereinafter set forth, the Purchaser/Lenders shall, ratably in accordance with their respective Commitments, severally and not jointly, make Loans to the SPE from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Purchaser/Lender be obligated to make any such Loan if any applicable condition precedent set forth in Section 5.02 is not satisfied with respect to such Loan.

SECTION 2.03 Making Investments and Loans; Repayment of Capital.

(a) Each Investment or Loan hereunder shall be made at the written request of the SPE delivered to the Administrative Agent and each Purchaser/Lender in the form of an Investment/Loan Request attached hereto as Exhibit A; provided that, at any time when PNC (or an Affiliate thereof) is ~~both~~ the Administrative Agent ~~and the sole Purchaser/Lender hereunder~~ and the SPE has entered into a PINACLE Agreement, then any request for an Investment or Loan made by the SPE using PINACLE shall constitute an Investment/Loan Request.

Each Investment/Loan Request (1) shall be made by SPE no later than (x) in the case of an Investment/Loan Request made pursuant to PINACLE, 3:00 p.m. Eastern Time on the proposed date of such Investment or Loan, or (y) in the case of any other Investment/Loan Request, 12:00 p.m. Eastern Time on the proposed date of such Investment or Loan; provided that any Investment/Loan Request made after such applicable time shall be deemed to have been made on the following Business Day, and (2) shall specify (i) whether the SPE is requesting an

Investment or a Loan, (ii) the amount of Capital requested (which shall not be less than $1,000,000 and shall be an integral multiple of $100,000), (iii) other than for an Investment/Loan Request made pursuant to PINACLE, the allocation of such amount among the Purchaser/Lenders, which shall be ratable based on the Commitments, (iv) the account to which the proceeds of such Investment or Loan shall be distributed and (v) the date such requested Investment or Loan is to be made, which shall be a Business Day. If an Investment/Loan Request is deemed to have been made on the following Business Day pursuant to the parentheticals above and such Investment/Loan Request requests an Investment or Loan to be made prior to such following Business Day, such Investment/Loan Request shall be deemed to request that such Investment or Loan be made on such following Business Day.

(b) On the date of each Investment or Loan specified in the applicable Investment/Loan Request, ~~the~~each Purchaser/~~Lenders (ratably in accordance with their respective Commitments)~~Lender shall, upon satisfaction of the applicable conditions set forth in Section 5.02 and pursuant to the other conditions set forth herein, ~~make available~~remit to the ~~SPE~~Administrative Agent in same day funds an aggregate amount (which shall constitute the Capital of such Investment or Loan) equal to the amount of such Investment or Loan requested, at the account set forth in the related Investment/Loan Request. to the account specified by the Administrative Agent for such purpose, such Purchaser/Lender’s ratable share of the Capital of such Investment or Loan (as determined pursuant to Section 2.01(a) and 2.02) such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Purchaser/Lenders have made funds available to it for such purpose and subject to Section 5.02 and the other conditions set forth herein, fund the Capital of such Investment or Loan to the SPE on the date of such Investment or Loan; provided that if any Purchaser/Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds such Purchaser/Lender’s portion of such Capital on the date thereof, and such Purchaser/Lender shall be subject to the repayment obligation in Section 3.04(a).

(c) Each Purchaser/Lender’s obligation shall be several, such that the failure of any Purchaser/Lender to make available to the Administrative Agent or the SPE any funds in connection with any Investment or Loan shall not relieve any other Purchaser/Lender of its obligation, if any, hereunder to make funds available on the date such Investment or Loan is requested (it being understood, that no Purchaser/Lender shall be responsible for the failure of any other Purchaser/Lender to make funds available to the Administrative Agent or the SPE in connection with any Investment or Loan hereunder).

(d) The SPE shall repay in full the Aggregate Capital, together with all accrued and unpaid Yield, Fees and other SPE Obligations on the Final Maturity Date. Prior thereto, the SPE shall, on each Settlement Date and not later than two (2) Business Days after delivery of any Pool Report that demonstrates the existence of a Capital Coverage Amount Deficit, make a prepayment of the outstanding Capital of the Purchaser/Lenders to the extent required to eliminate any Capital Coverage Amount Deficit if required under Section 3.01. Notwithstanding the foregoing, the SPE, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Purchaser/Lenders (i) on any Business Day if, at such time (A) PNC (or an Affiliate thereof) is ~~both~~ the Administrative Agent ~~and the sole Purchaser/Lender hereunder~~, (B) the SPE has entered into a PINACLE Agreement

ARTICLE III

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 3.01 Settlement Procedures.

(a) So long as the Administrative Agent has not taken dominion and control of the Collection Accounts, the Servicer shall hold in trust (which amounts held in trust may be commingled with other funds of the Servicer and its Affiliates (a) in such Collection Accounts as permitted herein or (b) in a Permitted Linked Account) for the benefit of the Secured Parties (or, if so requested by the Administrative Agent after the occurrence and during the continuation of an Event of Default, segregate in a separate account reasonably approved by the Administrative Agent, which shall be an account maintained and/or controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are actually received by the Servicer or the SPE or received in any Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 5.03 are satisfied on such date, the Servicer may (A) release to the SPE from Collections received on SPE Collateral the amount (if any) necessary to pay the purchase price for Receivables purchased by the SPE on such date in accordance with the terms of the Transfer Agreement and (B) release to the SPE all or a portion of Collections received on Sold Assets in exchange for the SPE designating an equivalent amount (based on aggregate Outstanding Balances) of Unsold Receivables as new Sold Receivables on SPE’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the SPE to the Administrative Agent (for the ratable benefit of the Purchaser/Lenders) pursuant to Section 2.01(b) upon such release (each such release of Collections described in clauses (A) and (B) above, a “Release”). On each Settlement Date, the Servicer (so long as the Administrative Agent has not taken exclusive control of the Collection Accounts) shall distribute such Collections (or, following its assumption of exclusive control of the Collection Accounts following the occurrence and during the continuation of an Event of Default, the Administrative Agent shall distribute all Collections then on deposit in the Collection Accounts or the Cash Dominion Administration Accounts, as applicable) in the following order of priority:

(i) first, to the Servicer for the payment of all unpaid Servicing Fees accrued up to (but not including) such Settlement Date;

(ii) second, to the Administrative Agent for further distribution to each Purchaser/Lender and other Purchaser/Lender Party (ratably, based on the amount then due and owing), (w) all unpaid Yield accrued on such Purchaser/Lender’s Capital with respect to the Yield Period most recently ended prior to such Settlement Date, (x) all unpaid Fees accrued up to (but not including) such Settlement Date, (y) any indemnity payments under Section 4.02 due to such Purchaser/Lender and other Purchaser/Lender Party, and (z) any additional amounts or indemnified amounts payable under Sections 4.03 and 11.01 in respect of such payments;

(iii) third, as set forth in clause (A), (B) or (C) below, as applicable:

(A) prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Amount Deficit exists on such date, to the Administrative Agent for further distribution to the Purchaser/Lenders (ratably, based on the aggregate outstanding Capital of each Purchaser/Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Amount Deficit to zero ($0);

(B) on and after the occurrence of the Termination Date, to ~~each~~the Administrative Agent for further distribution to the Purchaser/~~Lender~~Lenders (ratably, based on the aggregate outstanding Capital of each Purchaser/Lender at such time) for the payment in full of the aggregate outstanding Capital of such Purchaser/Lender at such time; or

(C) prior to the occurrence of the Termination Date, at the election of the SPE and in accordance with Section 2.03(d), to the ~~payment of all or any portion of the outstanding Capital of~~Administrative Agent for further distribution the Purchaser/Lenders ~~at such time~~ (ratably, based on the aggregate outstanding Capital of each Purchaser/Lender at such time) for the payment of all or any portion of the outstanding Capital of the Purchaser/Lenders at such time;

(iv) fourth, to the Administrative Agent for further distribution to the Secured Parties (ratably, based on the amount due and owing at such time), for the payment of all other SPE Obligations then due and owing by the SPE to the Secured Parties; and

(v) fifth, the balance, if any, to be paid to the SPE for its own account.

For the avoidance of doubt, the amounts payable at each level of priority above include all such amounts at such level of priority, whether attributable to Investments, Investment Capital, Loans or Loan Capital, on a pari passu basis.

To the extent payable in respect of Investment Capital or Yield, Fees or other amounts attributable to Investment Capital, amounts payable pursuant to each of clauses first through fourth above shall be paid (at each level of priority) first from available Collections on Sold Receivables and other Sold Assets, and second, to the extent necessary in order to make all such payments at such level of priority in full, from Collections on Unsold Receivables and other SPE Collateral. The SPE’s right to receive payments (if any) from time to time pursuant to clause fifth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the SPE for the SPE’s provision of the SPE Guaranty and the Purchaser/Lender Parties’ interests in the Sold Assets and the SPE Collateral. To the extent payable in respect of Loan Capital or Yield, Fees or other amounts attributable to Loan Capital, amounts payable pursuant to each of clauses first through fourth above shall be paid (at each level of priority) first from available Collections on Unsold Receivables and other SPE Collateral, and second, to the extent necessary in order to make all such payments at such level of priority in full, from Collections on Sold Receivables and other Sold Assets. Any such allocation of Collections at each level of priority pursuant to the foregoing two sentences of this paragraph shall be made by the SPE (or the Servicer on its behalf), and neither the Administrative Agent nor any Purchaser/Lender shall have any responsibility to make, or maintain records of, any such allocation. For the avoidance of doubt and notwithstanding anything to the contrary herein, nothing in this paragraph shall be construed to override or otherwise modify the priority of payments set forth in clauses (i) through (vi) above.

(b) All payments or distributions to be made by the Servicer, the SPE and any other Person to any Purchaser/Lender Party (or its respective related Secured Parties), shall be paid or distributed to the Administrative Agent for further distribution to each applicable Purchaser/Lender at such account as such Purchaser/Lender ~~Party.~~has designated in writing to the Administrative Agent from time to time. Each Purchaser/Lender, upon its receipt of any such payments or distributions, shall distribute such amounts to such Purchaser’s applicable related Secured Parties; provided that if the Administrative Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, the Administrative Agent shall pay each Purchaser/Lender, and each Purchaser/Lender shall pay such amounts to such Purchaser/Lender’s applicable related Secured Parties in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such related Person) among all such related Persons entitled to payment thereof. Notwithstanding anything to the contrary set forth in this Section 3.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 3.01 except to the extent actually received by the Administrative Agent. Each payment by the Servicer or the SPE to the Administrative Agent for the account of any Purchaser/Lender or other Secured Party hereunder shall be deemed to constitute payment by the Servicer or the SPE directly to such Purchaser/Lender or other Secured Party. Each Purchaser/Lender shall provide timely and accurate responses to each of the Administrative Agent’s requests for information necessary for the Administrative Agent to make the allocations, payments and distributions to the Purchaser/Lenders and other Secured Parties hereunder.

(c) If and to the extent the Administrative Agent or any other Secured Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Relief Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the SPE and, accordingly, the Administrative Agent or such other Secured Party, as the case may be, shall have a claim against the SPE for such amount.

(d) For the purposes of this Section 3.01:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of (A) any defective, rejected, returned, repossessed or foreclosed goods or services, (B) any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by any SPE-Related Party or (C) any setoff, counterclaim or dispute between or among the SPE or any Affiliate of the SPE, an Originator or any Affiliate of an Originator, or Servicer or any Affiliate of the Servicer, and an Obligor, the SPE shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment (Collections deemed to have been received pursuant to this Section 3.01(d)(i) are hereinafter sometimes referred to as “Dilution”);

(ii) if on any day any of the representations or warranties in Section 6.01 is not true in all material respects with respect to any Pool Receivable, the SPE shall be deemed to have received on such day a Collection of such Pool Receivable in full (Collections deemed to have been received pursuant to Sections 3.01(d)(i) and 3.01(d)(ii), including any Dilution, are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as provided in clauses (i) or (ii) above or otherwise required by applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables;

(iv) if and to the extent the Administrative Agent or any other Secured Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Relief Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the SPE and, accordingly, such Person shall have a claim against the SPE for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof; and

(v) to the extent the SPE receives or is deemed to receive any Deemed Collection pursuant to Section 3.01(d)(i) and 3.01(d)(ii) above, if a Capital Coverage Amount Deficit shall exist at the time the SPE is deemed to have received such Deemed Collection, or after giving effect to the event giving rise to such Deemed Collection, the SPE shall deposit an amount necessary to eliminate any Capital Coverage Amount Deficit that exists at such time in the Collection Account (and to the extent necessary to deposit any such amount request any corresponding amount owing from an Originator or Servicer to the SPE to the extent such Originator or the Servicer is responsible for the event giving rise to such Deemed Collection).

SECTION 3.02 Payments and Computations, Etc. (a) All amounts to be paid by the SPE or the Servicer to any Secured Party hereunder shall be paid no later than 12:00 p.m. Eastern Time on the day when due in same day funds to the ~~applicable party to which such amounts are due~~Administrative Agent for the account of such Secured Party at the account specified by the Administrative Agent for such purpose.

(b) Each of the SPE and the Servicer shall, to the extent permitted by applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c) Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 3.03 Sharing of Payments by Purchaser/Lenders. If any Purchaser/Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or any other right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest or yield on any of its Investments, Loans or Capital or other obligations hereunder resulting in such Purchaser/Lender’s receiving payment of a proportion of the aggregate amount of its Capital and accrued Yield thereon or other such obligations greater than the pro-rata share of the amount such Purchaser/Lender is entitled thereto, then the Purchaser/Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Investments or Loans (and related Capital) and such other obligations of the other Purchaser/Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Purchaser/Lenders ratably in accordance with the aggregate amount of Capital of and accrued Yield on their respective Investments, Loans and other amounts owing them, provided that:

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery; and

the provisions of this Section 3.03 shall not be construed to apply to (x) any payment made by the SPE-Related Parties pursuant to and in accordance with the express terms of the Transaction Documents or (y) any payment obtained by a Purchaser/Lender as consideration for the assignment of or sale of a participation in any of its Capital.

Each SPE-Related Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Purchaser/Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each SPE-Related Party rights of setoff and counterclaim in accordance with this Agreement with respect to such participation as fully as if such Purchaser/Lender were a direct creditor of each SPE-Related Party in the amount of such participation.

SECTION 3.04 Administrative Agent’s Clawback.

~~(a) [Reserved.]~~

(a) Funding by Purchaser/Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Purchaser/Lender, prior to the proposed date of any Investment or Loan, that such Purchaser/Lender will not make available to the Administrative Agent such Purchaser/Lender’s share of such Investment or Loan, the Administrative Agent may assume that such Purchaser/Lender has made such share available on such date in accordance with Section 2.03. In such event, if a Purchaser/Lender has not in fact made its share of the applicable Investment or Loan available to the Administrative Agent, then the applicable Purchaser/Lender and the SPE severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the SPE to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Purchaser/Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the SPE, the Yield Rate applicable to Base Rate Capitals. If the SPE and such Purchaser/Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the SPE the amount of such interest paid by the SPE for such period. If such Purchaser/Lender pays its share of the applicable Investment or Loan to the Administrative Agent, then the amount so paid shall constitute such Purchaser/Lender’s share included in such Investment or Loan. Any payment by the SPE shall be without prejudice to any claim the SPE may have against a Purchaser/Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by SPE; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the SPE prior to the date on which any payment is due to the Administrative Agent for the account of the Purchaser/Lenders or any other Secured Parties hereunder that the SPE will not make such payment, the Administrative Agent may assume that the SPE has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Purchaser/Lenders the amount due. In such event, if the SPE has not in fact made such payment, then each of the Purchaser/Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser/Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE IV

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

SECTION 4.01 Increased Costs

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Purchaser/Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.03(b)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the SPE. The SPE shall timely pay to the relevant Official Body in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(d) Indemnification by the SPE. The SPE shall indemnify each Recipient, on the next Settlement Date occurring ten (10) or more days after demand therefor, for the full amount of any (i) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body~~; provided that, the SPE shall not be responsible for, and Indemnified Taxes shall not include, (A) Purchaser/Lender’s income, gross receipts, net worth, capital, franchise, doing business or similar taxes imposed as a result of the Purchaser/Lender (1) being organized under the laws of the jurisdiction imposing such tax or (2) having any other present or former connection with the jurisdiction imposing such tax (other than connections arising from the Purchaser/Lender having executed, delivered, become a party to, performed its obligations under, received payments under, or engaged in any other transaction pursuant to or enforced under any Transaction Document), or (B) taxes resulting from (1) the gross negligence or willful misconduct of Purchaser/Lender as determined in a final non-appealable judgment by a court of competent jurisdiction, or (2) any certification or statement of the Purchaser/Lender under the Transaction Documents proving to have been incorrect in any material respect when made or deemed to be made, and (ii) the excess, if any of the amount of (A) any U.S. federal, state or local income and franchise Taxes payable by such Recipient with respect to payments received by such Recipient under this Agreement as a result of an Official Body successfully challenging the Intended Tax Treatment of the Loans, the Investments and the obligations of the SPE hereunder over (B) U.S. federal, state or local income and franchise Taxes that would have been payable by such Recipient with respect to such payments described in clause (A) if such Loans, the Investments and the obligations of the SPE hereunder were treated in accordance with the Intended Tax Treatment, provided that the amount described in this clause (ii), if applicable, shall be increased to take into account the taxability of receipt of payments under this clause (ii)~~. A certificate as to the amount of such payment or liability delivered to the SPE by a Purchaser/Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Purchaser/Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Purchaser/Lenders. Each Purchaser/Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser/Lender (but only to the extent that the SPE has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the SPE to do so), (ii) any Taxes attributable to such Purchaser/Lender’s failure to comply with the provisions of Section 12.06(a) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such

(n) Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(o) [Reserved.]

(p) No Material Adverse Effect. As of the Closing Date, since December 31, 2023, there has been no Material Adverse Effect with respect to the Servicer.

(q) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(r) Sanctions and Anti-Corruption Laws. The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, each SPE-Related Party and their respective Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, each SPE-Related Party and their respective Subsidiaries and their respective officers and employees and to the knowledge of any SPE-Related Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent, any SPE-Related Party or, to the knowledge of any SPE-Related Party, any of their respective directors, officers or employees, or (b) to the knowledge of any SPE-Related Party, any agent of the Parent, any SPE-Related Party or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the purchase and loan facility established hereby, is a Sanctioned Person. No proceeds of any Investment or Loan will be used in violation of this Agreement.

(s) [Reserved.]

(t) Taxes. The Servicer has (i) timely filed all ~~material~~ tax returns (federal, state and ~~local~~other) required to be filed by it and (ii) paid, or caused to be paid, all ~~material~~ Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges (A) being contested in good faith by appropriate proceedings, (B) as to which adequate reserves have been provided in accordance with GAAP, or (C) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(u) No Linked Accounts. Except for any Permitted Linked Account, there are no Linked Accounts with respect to any Collection Account.

(v) Opinions. The facts and assumptions regarding the SPE, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in any back-up certificate delivered by any SPE-Related Party and each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

enforceable perfected ownership or security interest in favor of the Administrative Agent with respect to the Supporting Assets, free and clear of any Adverse Claim other than Permitted Liens;

(h) (I) any SPE-Related Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of all or a substantial part of its property, (ii) become unable, admit in writing its inability or fail to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) commence a voluntary case under the federal bankruptcy laws of the United States of America or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or action shall be taken by it for the purpose of effecting any of the foregoing, or (II) if without the application, approval or consent of any SPE-Related Party, a proceeding shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of such SPE-Related Party an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of such SPE-Related Party or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by such SPE-Related Party in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) continue undismissed or unstayed for any period of 60 consecutive days;

(i) (A) the average of the Default Ratios for any three consecutive Fiscal Months shall exceed 2.0%, (B) the average of the Delinquency Ratios for any three consecutive Fiscal Months shall exceed 8.5%, ~~or~~ (C) the Days’ Sales Outstanding shall exceed thirty (30) days, or (D) the average of the Dilution Ratios for any three consecutive Fiscal Months shall exceed 5.0%;

(j) a Change in Control shall occur;

(k) a Capital Coverage Amount Deficit shall occur and shall not have been cured within two (2) Business Days;

(l) (i) the SPE shall fail to pay any principal of or premium or interest on any of its Indebtedness (other than the SPE Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Indebtedness (whether or not such failure shall have been waived under the related agreement) or (ii) the SPE shall fail to observe or perform any other agreement or condition relating to any of its Indebtedness, or any other event shall occur, the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Purchaser/Lender

By:
Name:
Title:

PNC CAPITAL MARKETS LLC, as Structuring Agent

By:
Name:
Title:

S-2	Receivables Purchase and Financing Agreement

SUMITOMO MITSUI BANKING CORPORATION,
as a Purchaser/Lender

By:
Name:
Title:

S-3	Receivables Purchase and Financing Agreement

SCHEDULE I

Purchaser/Lenders & Commitments

Purchaser/Lender	Commitment
PNC Bank, National Association	$1,000,000,000
Sumitomo Mitsui Banking Corporation	$250,000,000

Schedule I-1

SCHEDULE III

Notice Addresses

(A)	in the case of the SPE, at the following address:

Phillips 66 Receivables LLC

c/o Phillips 66 Company

2331 CityWest Blvd.

Houston, Texas 77042

Telephone: 832-765-4720

Email: debtcompliance2@p66.com

Attention: ~~Sam A. Farace II~~Scott R. Delmoro, President and Treasurer

with a copy to:

Phillips 66

2331 CityWest Blvd.

Houston, TX 77042

Attention: Marquita J. Davis

Senior Counsel – Finance and Treasury

Telephone: 832-765-4617

Email: Marquita.J.Davis@p66.com

(B)	in the case of the Servicer, at the following address:

Phillips 66 Company

2331 CityWest Blvd.

Houston, Texas 77042

Telephone: 832-765-4720

Email: debtcompliance2@p66.com

Attention: ~~Sam A. Farace II~~Scott R. Delmoro, Vice President and Treasurer

(C)	in the case of the Administrative Agent, at the following address:

PNC Bank, National Association

The Tower at PNC Plaza

300 Fifth Avenue, 11th Floor

Pittsburgh, PA 15222

Attention: Brian Stanley

Telephone: 412-768-2001

Facsimile: 412-803-7142

Email: brian.stanley@pnc.com

ABFAdmin@pnc.com

(D)

in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.

Schedule I-1

ANNEX A

Closing Memorandum

(Attached)

Schedule I-1

ANNEX A

CLOSING CHECKLIST

TRADE RECEIVABLES SECURITIZATION FACILITY

for

Phillips 66

& certain of its Subsidiaries

with

PNC Bank, National Association,

as Administrative Agent and Purchaser/Lender

and

PNC Capital Markets LLC,

as Structuring Agent

Closing Date: September 29, 2025

Parties and Abbreviations:

Administrative Agent	PNC
Borrower/Seller	SPE
Bracewell	Bracewell LLP, as counsel to the P66 Parties
Collection Account Bank	JPM
Independent Manager	Miranda L. Brewer, as independent manager of the SPE and an employee of Corporation Services Company
JPM	JPMorgan Chase Bank, N.A.
MB	Mayer Brown LLP, as counsel to PNC and the Structuring Agent
Originator	P66 Company
P66	Phillips 66, a Delaware corporation
P66 Company	Phillips 66 Company, a Delaware corporation
P66 Parties	Each of the Originators, the Servicer, the SPE and the Performance Guarantor
Performance Guarantor	P66
PNC	PNC Bank, National Association
Purchaser/Lenders	PNC and SMBC
Servicer	P66 Company
SMBC	Sumitomo Mitsui Banking Corporation
SPE	Phillips 66 Receivables LLC, a Delaware limited liability company structured as a bankruptcy-remote special-purpose entity wholly-owned directly by P66 Company
Structuring Agent	PNC Capital Markets LLC

Document

A.	PRINCIPAL DOCUMENTS

1. Third Amendment to Receivables Purchase and Financing Agreement (“RPFA”)

EXHIBIT A to the Third Amendment to RPFA

ANNEX A —Closing Memorandum

2. Amended and Restated Purchaser/Lender Fee Letter

3. Amended and Restated Agent Fee Letter

B.	CORPORATE DOCUMENTATION

4. Secretary’s Certificate for the SPE and the Servicer

a. Authorizing Resolutions

b. Articles of Incorporation / Certificate of Formation

c. Bylaws / Limited Liability Company Agreement

d. Incumbency and signatures

5. Good Standing Certificate of the SPE and the Servicer from its State of incorporation or organization

C.	LEGAL OPINIONS

6. Opinions of counsel to the SPE and the Servicer, including opinions with respect to, validity and enforceability, non-contravention of material agreements and law, no consents, Investment Company Act and such other matters as the Administrative Agent may reasonably request

7. Opinion of in-house counsel to the SPE and the Servicer with respect to certain corporate matters including due organization and good standing, due authorization, execution and delivery, non-contravention of organizational documents

8. Reliance Letter re prior Bracewell Opinions

9. Reliance Letter re prior In-House Opinions